Exhibit 99.1

NEWS RELEASE

CareDx, Inc. Reports Third Quarter 2015 Financial Results

Brisbane, CA—November 11, 2015—CareDx, Inc. (Nasdaq: CDNA), a molecular diagnostics company focused on the development and commercialization of clinically differentiated, high value, non-invasive surveillance solutions for transplant recipients, today reported financial results for the third quarter ended September 30, 2015.

Recent highlights:

•	Total revenues for the third quarter were $7.2 million, a year-over-year increase of 7%

•	Significant progress on AlloSure™, the company’s transplant surveillance solution under development based on cfDNA technology:

•	The DART clinical trial, an observational study designed to demonstrate the clinical performance characteristics of cell-free DNA (cfDNA) in detecting clinical and sub-clinical rejection in kidney allograft recipients, has enrolled more than 100 patients at 11 transplant centers. CareDx remains on track to deliver an interim read-out in the first half of next year.

•	CareDx’s donor-derived cfDNA (dd-cfDNA) assay was selected for a major National Institutes of Health (NIH) funded, multicenter study of clinical outcomes in kidney transplantation, called CTOT 19.

•	Opened a dedicated CLIA lab space for AlloSure, which will enable CareDx to test samples from kidney transplant patients across the US.

•	Continued growth of AlloMap®, the Company’s proprietary surveillance solution for heart transplant recipients:

•	Record volume of more than 3,400 AlloMap patient results provided, with a continued reimbursement rate of approximately 80% for all AlloMap results delivered through the 12 month period ended March 31st, 2015.

•	Announced new data related to the use of AlloMap® Score Variability (AMV) to predict the risk of future clinically significant events in heart transplant recipients, providing a new tool to facilitate improved patient management strategies.

•	Brought AlloMap reimbursement billing process in house, reducing overall costs of the reimbursement effort and increasing effectiveness through direct control over the entire process.

•	Actively responded to the proposal by the Centers for Medicare & Medicaid Services (CMS) for a new Clinical Laboratory Fee Schedule that would reduce the reimbursement for several advanced molecular diagnostic tests, including AlloMap, in 2016.

“We made important progress in the third quarter on each of our three strategic objectives for 2015, including further development of cfDNA tests for transplantation, increasing patient adoption of AlloMap as a surveillance tool in heart transplantation, and pursuing inorganic growth opportunities. We continued to execute on the clinical development milestones we established earlier this year. This included our newly expanded lab space which will allow us to provide cfDNA results to transplant patients across the U.S.,” said Peter Maag, Chief Executive Officer of CareDx. “Our attention at the end of the quarter shifted significantly to respond to the CMS proposal which aims to reduce reimbursement for AlloMap. We continue to work collaboratively with CMS and our advisors during the open comment period, and remain committed to our mission of improving transplant patient care and outcomes.”

Third Quarter Financial Results

Revenue for the three months ended September 30, 2015 increased 7% to $7.2 million, from $6.7 million in the same period in 2014.

For the third quarter of 2015, net loss was $3.5 million compared to net income of $1.2 million in the third quarter of 2014, primarily reflecting the increase in research expenses and the increased activity in conducting clinical trials.

Basic and diluted net loss per share each were $0.29 in the third quarter of 2015, compared to basic and diluted earnings per share of $0.13 and $0.12, respectively, in the third quarter of 2014.

Cash and cash equivalents were $34.0 million as of September 30, 2015 compared to $36.9 million as of June 30, 2015.

2015 Guidance

CareDx confirmed its revenue guidance for the full year 2015 of $28 to $30 million.

Conference Call

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Individuals interested in listening to the conference call may do so by dialing (855) 420-0616 for domestic callers or (678) 304-6848 for international callers. Please reference Conference ID: 43132259. To listen to a live webcast, please visit the investor relations section of CareDx’s website at: www.CareDx.com.

A replay of the call will be available beginning November 11, 2015 at 4:30pm PT/7:30pm ET through midnight on November 12, 2015. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 43132259. The webcast will also be available on CareDx’s website for one year following the completion of the call.

About CareDx

CareDx, Inc., based in Brisbane, California, is a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value, non-invasive diagnostic surveillance solutions for transplant recipients. The Company has commercialized AlloMap®, a gene expression test that aids clinicians in identifying heart transplant recipients with stable graft function who have a low probability of moderate/severe acute cellular rejection. CareDx is also pursuing the development of additional products for post-transplant monitoring of other solid organs that use a variety of technologies, including next generation sequencing, to detect donor-derived cell-free DNA to monitor the health of organs after transplantation. For more information, please visit: www.CareDx.com.

Forward Looking Statements

In addition to the historical information, this press release contains forward-looking statements with respect to our business, research, development and commercialization efforts and anticipated future financial results. These forward-looking statements are based upon information that is currently available to us and our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including risks relating to our development and commercialization of additional diagnostic solutions, our dependence on the sales of one test, AlloMap, for substantially all of our current revenue, our dependence on Medicare for a substantial portion of our revenue, our dependence on health insurers and other third-party payers to provide coverage for our current test and future tests, if any, and risks of increased competition from other market participants, many of whom have substantially greater resources than us. These factors, together with those that are described in greater detail in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed by us with the SEC on March 31, 2015, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our results for the most recent reporting period are not necessarily indicative of our operating results for any future periods.

CareDx, Inc.

Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue:
Testing revenue	$7,007	$6,601	$21,147	$19,145
Collaboration and license revenue	144	53	349	209

Total revenue	7,151	6,654	21,496	19,354

Operating expenses:
Cost of testing	2,568	1,772	7,786	6,337
Research and development	2,698	1,036	6,629	2,548
Sales and marketing	2,062	1,753	6,453	4,837
General and administrative	3,361	1,976	8,553	6,087
Change in estimated fair value of contingent consideration	(345)	(1,276)	(456)	(1,276)

Total operating expenses	10,344	5,261	28,965	18,533

(Loss) income from operations	(3,193)	1,393	(7,469)	821

Interest expense, net	(251)	(535)	(1,334)	(1,727)
Other (expense) income, net	(45)	355	(142)	192

(Loss) income before income taxes	(3,489)	1,213	(8,945)	(714)
Income tax benefit	0	0	0	1,500

Net (loss) income	($3,489)	$1,213	($8,945)	$786

Net (loss) income per share:
Basic	($0.29)	$0.13	($0.76)	$0.21

Diluted	($0.29)	$0.12	($0.76)	$0.11

Shares used to compute net (loss) income per share:
Basic	11,890,057	9,279,649	11,846,921	3,798,559

Diluted	11,890,057	11,219,377	11,846,921	8,298,903

CareDx, Inc.

Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$33,954	$36,431
Accounts receivable	2,241	2,687
Inventory	814	686
Prepaid and other assets	960	542

Total current assets	37,969	40,346
Property and equipment, net	2,571	1,968
Intangible assets, net	6,650	6,650
Goodwill	12,005	12,005
Restricted cash	147	147
Other noncurrent assets	0	25

Total assets	$59,342	$61,141

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,949	$1,128
Accrued payroll liabilities	2,192	1,684
Accrued and other liabilities	2,331	1,616
Accrued royalties	252	241
Deferred revenue	136	505
Current portion of long-term debt	3,594	5,961

Total current liabilities	10,454	11,135
Deferred rent, net of current portion	1,490	1,684
Deferred revenue, net of current portion	724	471
Long-term debt, net of current portion	12,125	5,451
Contingent consideration	618	1,074
Other Liabilities	28	28

Total liabilities	25,439	19,843
Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	202,213	200,661
Accumulated deficit	(168,322)	(159,375)

Total stockholders’ equity	33,903	41,298

Total liabilities and stockholders’ equity	$59,342	$61,141

Investor Relations Contact:

Westwicke Partners

Leigh J. Salvo

(415) 513-1281

Leigh.salvo@westwicke.com